UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): June 18, 2008

CABOT OIL & GAS CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	1-10447	04-3072771
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1200 Enclave Parkway
Houston, Texas	77077
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (281) 589-4600

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.

Payments Under Supplemental Employee Incentive Plan

Based on the closing price of common stock of Cabot Oil & Gas Corporation (the “Company”) equaling or exceeding $60.00 per share for 20 trading days within a period of 60 consecutive trading days, on June 19, 2008, the Company will pay a total of $12.7 million to its non-officer employees pursuant to the Company’s Supplemental Employee Incentive Plan, and in connection with this payment, the Company expects to incur an after-tax charge of $7.1 million in the second quarter of 2008. The plan was intended to provide a compensation tool tied to stock market value creation to serve as an incentive and retention vehicle for full-time non-officer employees.

Amendment to Revolving Credit Agreement

On June 18, 2008, the Company amended its revolving credit agreement to increase the commitments of the lenders from $250 million to $350 million pursuant to the “accordion” feature in the credit agreement. The agreement is unsecured and does not provide for subsidiary guaranties. A description of the credit agreement is contained in Note 4 of the Notes to Consolidated Financial Statements included in Item 8 of the Company’s Annual Report on Form 10-K for the year ended December 31, 2007, which description is incorporated by reference herein.

Principal Property Information

In response to comments from the Staff of the Division of Corporation Finance of the Securities and Exchange Commission, the Company is filing the following table, which presents certain information with respect to the Company’s principal properties as of and for the year ended December 31, 2007.

	Production Volumes
	Natural Gas (Mcf/d)	Oil and NGLs (Bbls/d)	Total (Mcfe/d)	Proved Reserves at Year-End (Mmcfe)	Producing Wells	Wells Drilled	Nature of Interest (Working/Royalty)
WEST VIRGINIA
Sissonville	4,193	3	4,211	120,235	397	83	W/R
Pineville	10,938	—	10,938	109,608	290	20	W/R
Hernshaw-Bull Creek	3,099	—	3,099	54,519	249	15	W/R
Logan-Holders-Dingess	6,545	—	7,626	84,751	202	33	W
Big Creek	3,071	—	3,071	62,255	195	26	W

OKLAHOMA
Mocane-Laverne	9,301	56	9,637	72,257	280	18	W/R

EAST TEXAS
Minden	10,596	205	11,826	136,619	89	53	W
County Line	4,979	14	5,063	30,425	13	13	W

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CABOT OIL & GAS CORPORATION

By:	/s/ Henry C. Smyth
Henry C. Smyth
Vice President, Controller and Treasurer

Date: June 18, 2008

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